UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 14, 2005

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

4400 Main Street, Kansas City, MO        64111

(Address of Principal Executive Offices)      (Zip Code)

(816) 753-6900

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 1.01. Entry into a Material Definitive Agreement

On October 14, 2005, Option One Mortgage Corporation (“OOMC”) and Option One Loan Warehouse Corporation (“OOLWC”), wholly owned subsidiaries of H&R Block, Inc. (the “Company”), entered into the following agreements:

(i)	Sale and Servicing Agreement dated as of October 1, 2005, among OOMC, OOLWC, Option One Owner Trust 2005-8 (the “Trust”), and Wells Fargo Bank, N.A. (“Wells Fargo”) (the “SSA”);

(ii)	Note Purchase Agreement dated as of October 1, 2005, among OOLWC, the Trust and Merrill Lynch Bank USA (“Merrill”) (the “NPA”); and

(iii)	Indenture dated as of October 1, 2005, between the Trust and Wells Fargo (the “Indenture”).

The SSA, NPA and the Indenture were entered into as part of OOMC’s off-balance sheet financing arrangement with Merrill (the “Merrill Warehouse Facility”). The Merrill Warehouse Facility provides funding totaling $1,500,000,000 for daily non-prime originations through October 6, 2006, subject to various triggers, events or occurrences that could result in earlier termination and bears interest at one-month LIBOR plus additional margin rates. The Merrill Warehouse Facility is subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, capital adequacy test, non-warehouse leverage ratio, minimum net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the Merrill Warehouse Facility. In addition, the Merrill Warehouse Facility permits Merrill at any time to require the Trust to redeem specified borrowed amounts outstanding under the Merrill Warehouse Facility.

Under the Merrill Warehouse Facility, non-prime loans originated by OOMC are sold daily to the Trust, which utilizes the Merrill Warehouse Facility to purchase the loans. The Trust subsequently sells the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See “Off-Balance Sheet Financing Arrangements” in Item 7 of the Company’s Form 10-K/A for the fiscal year ended April 30, 2005.

In addition to the Merrill Warehouse Facility, Merrill has other relationships with the Company and its subsidiaries. Merrill is a lending party pursuant to two $1,000,000,000 five-year revolving credit facilities maintained by Block Financial Corporation (a subsidiary of the Company), as borrower, and the Company, as guarantor, with various lenders.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01(a) of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Under the terms of the Merrill Warehouse Facility, OOMC provides a guarantee up to a maximum amount equal to approximately 10% of the aggregate principal balance of mortgage loans held by the Trust before ultimate disposition of the loans. This guarantee would be called upon in the event adequate proceeds were not available from the sale of the mortgage loans to satisfy the current or ultimate payment obligations of the Trust. The maximum potential undiscounted amount of future payments that OOMC may be required to make pursuant to this guarantee would be approximately $150,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	October 18, 2005	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary